Exhibit 10.35

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

by and among

NEW REMEDY CORP.

REMEDY ACQUISITION, L.P.

and

THE OTHER STOCKHOLDERS (AS DEFINED HEREIN)

Dated as of November 26, 2019

5.3. Excluded Transactions	20

5.4. Certain Provisions Applicable to Options, Warrants and Convertible Securities	20

5.5. Acquired Shares	20

5.6. Period	20

6. REORGANIZATIONS	21

6.1. Reorganization; Recap Drag	21

6.2. Period	22

7. NEGATIVE COVENANTS	22

7.1. Majority Lead Investor Consent Rights	22

7.2. Majority Other Investor Consent Rights	23

7.3. Certain Expenses	26

7.4. Information Rights	26

7.5. Covenant Expiration	27

8. COVENANTS	28

8.1. Directors’ and Officers’ Insurance	28

8.2. Confidentiality	28

8.3. Other Business Opportunities	29

8.4. Stockholder Covenants	29

9. REMEDIES	31

9.1. Generally	31

9.2. Deposit	32

10. LEGENDS	32

10.1. Restrictive Legend	32

10.2. 1933 Act Legends	33

10.3. Stop Transfer Instruction	33

10.4. Termination of 1933 Act Legend	33

11. AMENDMENT, TERMINATION, ETC	34

11.1. Oral Modifications	34

11.2. Written Modifications	34

11.3. Effect of Termination	34

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12. DEFINITIONS	35

12.1. Certain Matters of Construction	35

12.2. Definitions	35

13. MISCELLANEOUS	44

13.1. Authority; Effect	44

13.2. Notices	45

13.3. Binding Effect, Etc	46

13.4. Descriptive Headings	46

13.5. Counterparts	46

13.6. Severability	46

13.7. No Recourse	46

14. GOVERNING LAW	47

14.1. Governing Law	47

14.2. Consent to Jurisdiction; Venue; Service	47

14.3. WAIVER OF JURY TRIAL	48

14.4. Exercise of Rights and Remedies	48

Exhibits, Schedules and Appendices:

Schedule I	-	Capitalization of the Company
Schedule II-A	-	Capitalization of Remedy Founders
Schedule II-B	-	Capitalization of LHP Holding
Schedule III	-	List of Restricted Employees
Schedule IV	-	List of Non-Compete Stockholders

Exhibit A	-	Form of Counterpart Signature Page
Exhibit B	-	Form of Spousal Consent

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AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Amended and Restated Stockholders’ Agreement (the “Agreement”) is made as of November 26, 2019 (the “Effective Date”), by and among:

(i)	New Remedy Corp., a Delaware corporation and the successor-in-interest to Remedy Opco (as defined below) (the “Company”);

(ii)	Remedy Acquisition, L.P., a Delaware limited partnership (together with its Permitted Transferees who become party hereto after the Effective Date, the “Lead Investors”);

(iii)

each of the investors designated as an “Other Investor” on Schedule I hereto and such other Persons who from time to time after the Effective Date become party hereto by executing a Counterpart Signature page hereof in the form set forth in Exhibit A hereto or such other form as may be designated by the Board (a “Counterpart Signature Page”) and who are designated by the Board as “Other Investors” (each, and together with its or their Permitted Transferees who become party hereto after the Effective Date, each an “Other Investor” and, collectively the “Other Investors”); and

(iv)

each of the investors designated as a “Manager” on Schedule I and such other Persons who from time to time after the Effective Date become party hereto by executing a Counterpart Signature Page and who are designated by the Board as “Managers” (each, and together with its or their Permitted Transferees who become party hereto after the Effective Date, “Managers” and together with the Lead Investors and the Other Investors, the “Stockholders”). For the avoidance of doubt, a Stockholder shall be treated as an Other Investor with respect to certain shares of Common Stock (or any class or series thereof) (as defined below) held by such Stockholder as of the Effective Date or subsequently in such capacity, and a Manager with respect to other shares of Common Stock (or any class or series thereof) held by such Stockholder as of the Effective Date or subsequently in such capacity.

Recitals

1. On January 15, 2019, Remedy Partners, Inc., a Delaware corporation to be converted in connection herewith into a limited liability company named “Remedy Partners, LLC” (“Remedy Opco”), and the Persons who were then stockholders of Remedy Opco entered into the Stockholders’ Agreement of Remedy Opco (the “Predecessor Stockholders’ Agreement”).

2. On the Effective Date, as part of the transactions contemplated by that certain Combination Agreement, dated as of November 14, 2019, by and between Remedy Opco and Cure TopCo, LLC, a Delaware corporation formerly known as Chloe Ox Holdings, LLC (“Cure TopCo”) (the “Combination Agreement”), Remedy Opco assigned the Predecessor Stockholders’ Agreement to the Company and the Company assumed the Predecessor Stockholders’ Agreement from Remedy Opco.

3. In connection with the consummation of the transactions contemplated by the Combination Agreement, the Majority Lead Investors (as defined below) and the Majority Other Investors (as defined below), each acting pursuant to, and in accordance with, Section 11.2 of the Predecessor Stockholders’ Agreement, desire to amend and restate the Predecessor Stockholders’ Agreement to set forth herein their agreements on certain matters relating to, among other things, the governance of the Company and the rights and obligations of the Stockholders.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Predecessor Stockholders’ Agreement is hereby amended and restated in its entirety as follows:

AGREEMENT

1. DEFINITIONS.

1.1. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 12 hereof.

2. VOTING AGREEMENT.

2.1. Size of the Board of Directors. Each Stockholder hereby agrees to cast all votes to which such Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, to fix the initial number of members of the board of directors of the Company (the “Board”) at seven (7) members as set forth in Section 2.2. below, and subsequently as the members of the Board may be increased or decreased (subject to Sections 7.1.10 and 7.2.1). The number of authorized members of the Board may not be increased or decreased after the Effective Date unless approved by the Majority Lead Investors and a Majority of the Minority Holders.

2.2. Election of Directors. Each Stockholder hereby agrees to cast all votes to which such Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, to elect to the Board:

2.2.1. A number of persons designated by the Majority Lead Investors to serve as Directors (the “Lead Investor Directors”) such that the Lead Investor Directors constitute a majority of the directors on the Board (there shall initially be four (4) Lead Investor Directors, which persons shall be Brett Carlson, Matthew Holt, Kyle Peterson and Kyle Armbrester); and

2.2.2. A number of persons designated to serve as Directors (the “Other Investor Directors”) by (A) prior to the date upon which any of the Remedy Founders Group or the LHP Holding Group ceases to beneficially own in the aggregate at least thirty three and one-third percent (33 1/3%) of the Equivalent Shares owned by them on the Effective Date, by a vote of the Remedy Founders (on behalf of the Remedy Founders Group) and LHP Holding (on behalf of the LHP Holding Group), with 50% of such vote held by each of the Remedy Founders Group and the LHP Holding Group, and (B) following the date on which either of the Remedy Founders Group or the LHP Holding Group ceases to beneficially own in the aggregate at least thirty three and one-third percent (33 1/3%) of the Equivalent Shares owned by them on the Effective Date, the holders of at least sixty percent (60%) of the shares of capital stock of the Company (calculated on an as-converted to Common Stock basis) not held by the Lead Investors, such that the number of Other Investor Directors represents a minority of the directors on the Board, but is otherwise proportionate to the ownership of the Other Investors as compared to the Lead Investors (there shall initially be three (3) Other Investor Directors, which persons shall initially be Steve Wiggins, Mark Caputo and Mike Krupka); provided, that in the event that the size of the Board is decreased and as a result there are less than three (3) Other Investor Directors, the Majority Other Investors shall be entitled to appoint a number of non-voting observers to the Board (each, an “Other Investor Board Observer”) such that the total number of Other Investor Directors when combined with the total number of Other Investor Board Observers is no less than three (3). Each Other Investor Board Observer shall be entitled to receive timely invitations to, and attend, all meetings of the Board and, in this respect, the Company shall give each such Other Investor Board Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude any Other Investor Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a material conflict of interest.

No Director elected pursuant to this Section 2.2 may be removed from office unless such removal is directed or approved by the affirmative vote of the Persons entitled to designate such Director pursuant to this Section 2.2. If any Director shall cease for any reason to serve as a Director, the vacancy resulting thereby shall be filled by another person selected by the affirmative vote of the Persons entitled to designate such Director pursuant to this Section 2.2.

2.3. Director Expenses. The Company shall pay the reasonable out-of-pocket costs and expenses incurred by the Directors (including, for the avoidance of doubt, the Lead Investor Directors) and the Other Investor Board Observers in connection with (a) attending the meetings of the Board and all committees thereof, as the case may be, (b) in the case of Directors, attending the meetings of any board of directors, board of managers or similar governing body, as the case may be, of any subsidiary of the Company and all committees thereof, and (c) in the case of Directors, conducting any other Company business.

2.4. Significant Transactions. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Lead Investor Shares are voted by the Lead Investors (in each case, calculated on an as-converted to Common Stock basis) to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or any of its subsidiaries (or all or any portion of their respective assets) in connection with, or in furtherance of, the exercise by the Majority Lead Investors of their rights under Section 4.2.

2.5. Consent to Amendment. Subject in all events to the terms of this Agreement, each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Lead Investor Shares are voted by the Majority Lead Investors to increase the number of authorized shares of Senior Convertible Preferred Stock and/or Common Stock (or any class or series thereof), as the case may be, to the extent necessary to permit the Company to comply with the provisions of its Certificate of Incorporation; provided, that no such obligation shall apply unless the underlying transaction or amendment is also approved by a Majority of the Minority Holders.

2.6. The Company. The Company agrees not to give effect to any action by any Stockholder or any other Person that is in contravention of this Section 2.

2.7. Period. The foregoing provisions of this Section 2 will expire (a) with respect to Section 2.2.1, on the NMC Release Date, (b) with respect to Section 2.2.2, on the Other Investor Release Date, and (c) with respect to Section 2 in its entirety, on the earlier of (i) the Release Date, (ii) the last date permitted by applicable law and (iii) immediately prior to the effectiveness of the Company’s registration statement in connection with an Initial Public Offering (but subject to the consummation of such Initial Public Offering).

3. TRANSFER RESTRICTIONS. No Stockholder will Transfer any of such Stockholder’s Shares to any other Person except as provided in this Section 3.

3.1. Permitted Transferees.

3.1.1. Estate Planning. Following the delivery to the Company of written notice, any Stockholder who is a natural person may Transfer any or all of such Stockholder’s Shares (a) by gift to, or for the benefit of, any Members of the Immediate Family of such Stockholder, (b) to a trust (or limited liability company, partnership or other estate planning vehicle) for the sole benefit of such Stockholder and/or any Members of the Immediate Family of such Stockholder, or (c) to any other trust (or limited liability company, partnership or other estate planning vehicle) in respect of which such Stockholder serves as trustee (or as managing member, manager, general partner or otherwise, as applicable); provided, that for purposes of subsections (b) or (c) above, the trust instrument governing such trust (or limited liability company agreement or partnership agreement, as applicable) must provide that such Stockholder, as trustee (or managing member, manager, general partner or otherwise, as applicable), must retain control over the voting and disposition of such Shares until the termination of the provisions of Section 3 of this Agreement.

3.1.2. Upon Death. Upon the death of any Stockholder who is a natural person, such Stockholder’s Shares may be distributed by the will or other instrument taking effect at death of such Stockholder or by applicable laws of descent and distribution to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Stockholder.

3.1.3. Additional Permitted Transfers by the Lead Investors. Any Lead Investor may Transfer any or all of its Lead Investor Shares (a) to such Lead Investor’s partners, members, managers or stockholders, as applicable, pursuant to a liquidation or winding up of such Lead Investor or otherwise pursuant to a pro rata distribution-in-kind by such Lead Investor, in each case, in accordance with the organizational documents of such Lead Investor, (b) to one or more Affiliates of such Lead Investor, or (c) with the prior written consent of the Majority Other Investors.

3.1.4. Additional Permitted Transfers by Other Investors. Any Other Investor that is an entity may Transfer any or all Shares to such Other Investor’s partners, members, managers or stockholders, as applicable, pursuant to a liquidation or winding up of such Other Investor or otherwise pursuant to a distribution-in-kind by such Other Investor.

Any Shares Transferred in accordance with this Section 3.1 will remain Lead Investor Shares, Other Investor Shares or Management Shares, as the case may be, and will be subject to all of the provisions of this Agreement applicable to such Shares. No Transfer shall be permitted under the terms of this Section 3.1, and any Transfer permitted under the terms of this Section 3.1 shall not be effective, unless the transferee of such Shares (each, a “Permitted Transferee”) has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such Permitted Transferee will be bound by, and be a party to, this Agreement and the Company Registration Rights Agreement as the holder of Lead Investor Shares, Other Investor Shares and/or Management Shares hereunder, as the case may be and in accordance with the prior sentence; provided, that no Transfer by any Stockholder to a Permitted Transferee will relieve such Stockholder of any of his, her or its obligations under this Agreement. In connection with any Transfer by a Stockholder (other than a Lead Investor) pursuant to Sections 3.1.1, 3.1.2 or 3.1.4, such Stockholder shall provide written notice to the Company of such Transfer not less than ten (10) business days prior to effecting such Transfer, which notice shall state the name and address of each Permitted Transferee to whom such Transfer is proposed to be made, the relationship of such Permitted Transferee to the Transferring Stockholder, and the number of Shares proposed to be Transferred to such Permitted Transferee. Notwithstanding anything contained herein to the contrary, except in connection with a Drag Along Transaction pursuant to Section 4.2, no Transfer of Shares may be made by any Stockholder to any Person who directly or indirectly competes with the business of the Company, as determined in the reasonable discretion of the Board, without the prior approval of the Board; provided, that no Person shall be deemed to compete with the business of the Company solely by reason of such Person’s ownership of five percent (5%) or less of the voting securities of a publically traded entity that competes with the business of the Company.

3.2. Tag-Along, Drag-Along, Major Investor Group Transfers. In addition to Transfers permitted under Section 3.1, and otherwise subject to the terms and conditions of this Agreement:

(a) any Lead Investor may Transfer all or any portion of the Lead Investor Shares if such Lead Investor has complied with the “tag along” provisions contained in Section 4.1; provided, that no Lead Investor may Transfer Lead Investor Shares to any such Person hereunder unless such Lead Investor and its Affiliates who directly or indirectly hold Units of Cure TopCo also simultaneously Transfer to such Person the percentage of such Units that is equal to the percentage of the Lead Investor Shares held by the transferring Lead Investor that are being Transferred (and all on substantially the same terms and conditions);

(b) any Lead Investor may Transfer all or any portion of the Lead Investor Shares if the Majority Lead Investors have exercised their “drag along” rights set forth in Section 4.2;

(c) any other Stockholder may Transfer any or all of such Stockholder’s Shares in accordance with the provisions, terms and conditions of Section 4.1, Section 4.2 or Section 4.3;

(d) Any Other Investor that is not a Major Investor may Transfer any or all Shares with the approval of the Board; and

(e) any Lead Investor may Transfer Shares to the Company pursuant to Section 5.2.4.

Unless otherwise specified in writing by the Board, (i) any Shares Transferred in accordance with Section 4.1 or 4.2 shall immediately and automatically become (and the Prospective Buyer will receive) Other Investor Shares, (ii) any Shares Transferred to any Lead Investor pursuant to Section 4.3 shall thereafter become Lead Investor Shares hereunder and (iii) any Shares Transferred to the Company pursuant to this Agreement will conclusively be deemed thereafter not to be Shares under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof, other than any rights pursuant to Section 5 in connection with any reissuance thereof.

3.3. Restrictions on Certain Other Investors that are Entities.

3.3.1. Current Ownership. Each of Remedy Founders, LHP Holding and the Lead Investor, hereby severally, and not jointly, represents and warrants to the Company that Schedule II-A (with respect to Remedy Founders), Schedule II-B (with respect to LHP Holding) or Schedule II-B (with respect to Lead Investor), as applicable, contains a list that is true and correct in all material respects of such Person’s shareholders, limited partners or members, as applicable, as of the Effective Date.

3.3.2. Beneficial Owners. Each of Remedy Founders and LHP Holding severally, and not jointly, agrees that it will not, from and after the Effective Date, without the approval of the Board (not to be unreasonably withheld, conditioned or delayed) (a) issue any membership interests or other equity or beneficial interests to any Person that is not a member or other equity or beneficial interest holder of such entity as of the Effective Date or (b) amend, waive, repeal or otherwise alter or modify any provision of its certificate of formation, operating agreement or other organizational document, or other agreement entered into or binding with respect to any Transfer of any such membership interests or other equity or beneficial interests.

3.3.3. No Change of Control. Each of Remedy Founders, LHP Holding and Lead Investor severally, and not jointly, agrees that any rights specific to such Person in this Agreement shall automatically terminate and be of no further force and effect upon any direct or indirect change of control of such Person after the Effective Date (for the avoidance of doubt, all obligations of such Person pursuant to this Agreement shall remain in effect).

3.4. Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 3 will be null and void, and the Company will not in any way give effect to any such impermissible Transfer.

3.5. Other Restrictions on Transfer. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which a Stockholder may be subject, including any restrictions on transfer contained in any equity incentive plan, restricted stock agreement, stock option agreement, stock subscription agreement or other agreement to which such Stockholder is a party or instrument by which such Stockholder has agreed to be bound. Notwithstanding any other provision of this Agreement, prior to the consummation of an Initial Public Offering, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Shares: (a) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws; (b) if such Transfer would cause the Company or any subsidiary of the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or (c) if such Transfer would cause the assets of the Company or any subsidiary of the Company to be deemed “plan assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any subsidiary of the Company.

3.6. Period. The foregoing provisions of this Section 3 will expire on the earlier of (a) the Release Date and (b) immediately prior to the effectiveness of the Company’s registration statement in connection with an Initial Public Offering (but subject to the consummation of such Initial Public Offering).

4. INVESTOR TRANSFER RIGHTS; “TAG ALONG” AND “DRAG ALONG” RIGHTS.

4.1. Tag Along. If one or more holders of Lead Investor Shares (each such holder, a “Prospective Selling Investor”) proposes to Sell any such Shares to any Prospective Buyer in a transaction (a) to which the terms of Sections 3.1, 3.2(b) or 3.2(e) do not apply, and (b) in connection with which the Majority Lead Investors have not elected to exercise their “drag along” rights under Section 4.2:

4.1.1. Notice. The Prospective Selling Investors will deliver a written notice (the “Tag Along Notice”) to each other Stockholder holding Senior Convertible Preferred Stock and/or Common Stock (or any class or series thereof) as of the date of the Tag Along Notice (each, a “Tag Along Holder”) at least ten (10) business days prior to such proposed Transfer. The Tag Along Notice must include:

(a) The principal terms of the proposed Sale insofar as it relates to such Shares, including (i) the number and class(es) of the Shares to be purchased from the Prospective Selling Investors, (ii) the fraction, expressed as a percentage, determined by dividing the number of Shares (on an as-converted to Common Stock basis) to be purchased from the Prospective Selling Investors by the total number of Lead Investor Shares (on an as-converted to Common Stock basis) held by the Lead Investors immediately prior to the consummation of such Sale (the “Tag Along Sale Percentage”), (iii) the per share purchase price or the formula by which such price is to be determined and (iv) the name and address of the Prospective Buyer; and

(b) An invitation to each Tag Along Holder to make an offer to include in the proposed Sale to the applicable Prospective Buyer an additional number of Shares held by such Tag Along Holder (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares held by such Tag Along Holder), on the same terms and conditions (subject to Section 4.3), with respect to each Share sold, as the Prospective Selling Investors shall sell each of their Shares.

4.1.2. Exercise. Within ten (10) business days after the effectiveness of the Tag Along Notice, each Tag Along Holder desiring to make an offer to include issued, outstanding and vested Shares in the proposed Sale (each a “Tag Along Participating Seller” and, together with the Prospective Selling Investors, collectively, the “Tag Along Sellers”) shall furnish a written notice (the “Tag Along Offer”) to the Prospective Selling Investors offering to include an additional number of Shares (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares held by such Tag Along Participating Seller) that such Tag Along Participating Seller desires to have included in the proposed Sale. Each Tag Along Holder who does not accept the Prospective Selling Investors’ invitation to make an offer to include Shares in the proposed Sale will be deemed to have waived all rights with respect to such Sale, and the Tag Along Sellers will thereafter be free to sell to the Prospective Buyer, at a per share price no greater than 110% of the per share price set forth in the Tag Along Notice, and on other principal terms that are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder.

4.1.3. Irrevocable Offer. The offer of each Tag Along Participating Seller contained in his, her or its Tag Along Offer will be irrevocable, and, to the extent such offer is accepted, such Tag Along Participating Seller will be bound and obligated to sell in the proposed Sale on the same terms and conditions, with respect to each Share sold (subject to Section 4.3.3), as the Prospective Selling Investors, up to such number of Shares as such Tag Along Participating Seller shall have specified in his, her or its Tag Along Offer; provided, that if the principal terms of the proposed Sale change with the result that the per share price becomes less than 90% of the per share price set forth in the Tag Along Notice or the other principal terms are materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, then each Tag Along Participating Seller will be permitted to withdraw the offer contained in such Tag Along Participating Seller’s Tag Along Offer and be released from his, her or its obligations thereunder.

4.1.4. Reduction of Shares Sold. The Prospective Selling Investors shall obtain the inclusion in the proposed Sale of the entire number of Shares that each of the Tag Along Sellers requests to have included in the Sale (as evidenced in the case of the Prospective Selling Investors by the Tag Along Notice and in the case of each Tag Along Participating Seller by such Tag Along Participating Seller’s Tag Along Offer). In the event the Prospective Selling Investors are unable to obtain the inclusion of such entire number of Shares in the proposed Sale, the number of Shares to be sold in the proposed Sale will be allocated among the Tag Along Sellers in proportion, as nearly as practicable, to the respective number of Shares which each Tag Along Seller properly requested to be included in the proposed Sale.

4.1.5. Treatment of Options, Warrants and Convertible Securities. A Tag Along Holder may not include Options, Warrants or Convertible Securities in a Sale of Shares pursuant to this Section 4.1.

4.1.6. Additional Compliance. If prior to consummation, the terms of the proposed Sale change with the result that the per share price to be paid in such proposed Sale becomes greater than 110% of the per share price set forth in the Tag Along Notice or the other principal terms of such proposed Sale are materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, then the Tag Along Notice will be null and void, and a separate Tag Along Notice must be furnished, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.1; provided, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Sections 4.1.1 and 4.1.2 will be the greater of (a) five (5) business days and (b) the remaining period under the initial Tag Along Notice for such Sale.

4.1.7. Notwithstanding anything to the contrary in this Section 4.1, no Lead Investor may Transfer Lead Investor Shares to any Person under this Section 4.1 unless such Lead Investor and its Affiliates who directly or indirectly hold Units also simultaneously Transfer to such Person the percentage of such Units that is equal to the percentage of the Lead Investor Shares held by the transferring Lead Investor that are being Transferred (and all on substantially the same terms and conditions).

4.2. Lead Investor Drag Along. Each Stockholder hereby agrees, if requested by the Majority Lead Investors, to Transfer (whether through a direct Sale or Transfer of Shares or indirectly by means of conversion of Shares through a merger or similar transaction) the same percentage of such Stockholder’s Shares, calculated on an as-converted to Common Stock basis (the “Drag Along Sale Percentage”), directly or indirectly, that is proposed to be Transferred by holders of Lead Investor Shares (each such holder, a “Prospective Selling Stockholder”) in a transaction or series of related transactions that (a) would (after giving effect to this Section 4.2) constitute a Change of Control or (b) are otherwise approved by the Majority Other Investors (a “Drag Along Transaction”), in each case, in the manner and on the terms set forth in this Section 4.2.

4.2.1. Exercise. If the Majority Lead Investors elect to exercise their rights under this Section 4.2, the Prospective Selling Stockholder must furnish a written notice (the “Drag Along Notice”) to each other Stockholder. The Drag Along Notice must set forth the principal terms of the proposed Drag Along Transaction insofar as it relates to such Shares including (a) the number and class of Shares to be acquired from the Prospective Selling Stockholders, (b) the Drag Along Sale Percentage, (c) the consideration to be received in the proposed Drag Along Transaction to the extent known at the time of the issuance of the Drag Along Notice and (d) the written commitment of the Majority Lead Investors that it or they will not receive any consideration for such Transfer unless such consideration is offered to the other Stockholders on the same terms and conditions. If the Prospective Selling Stockholders consummate the proposed Drag Along Transaction to which reference is made in the Drag Along Notice, each other Stockholder (each a “Drag Along Participating Seller”, and, together with the Prospective Selling Stockholders, collectively, the “Drag Along Sellers”) shall be bound and obligated to Transfer the Drag Along Sale Percentage of his, her or its Shares in the proposed Drag Along Transaction on the same terms and conditions, with respect to each Share sold, as the Prospective Selling Stockholders shall Transfer their Lead Investor Shares in the Drag Along Transaction (subject to Section 4.4).

4.2.2. Waiver of Appraisal Rights. Each Drag Along Seller agrees not to seek, demand or exercise appraisal, dissenters’ or similar rights under any applicable business corporation statute or other law (including Section 262 of the Delaware General Corporation Law) with respect to a transaction subject to this Section 4.2, whether or not such rights are otherwise available.

4.2.3. Treatment of Options, Warrants and Convertible Securities. Any Options, Warrants or Convertible Securities that are exercisable or become exercisable in connection with a Drag Along Transaction pursuant this Section 4.2 shall be subject to the provisions of the agreements and plan documents pursuant to which such Options, Warrants or Convertible Securities were issued, and to the extent that any Options, Warrants or Convertible Securities (i) are not exercisable or do not become exercisable in connection with a Drag Along Transaction pursuant this Section 4.2 and (ii) do not terminate in connection with any such Sale pursuant to such agreements and plan documents, then, notwithstanding the provisions of such agreements and plan documents, such Options, Warrants or Convertible Securities shall terminate upon such Drag Along Transaction. Subject to the preceding sentence, each Drag Along Participating Seller agrees that to the extent any Options, Warrants or Convertible Securities are included in any Transfer of Shares pursuant to this Section 4.2, such Drag Along Participating Seller will be deemed to have exercised, converted or exchanged such Options, Warrants or Convertible Securities immediately prior to the closing of such Drag Along Transaction to the extent necessary to Transfer Common Stock to the Prospective Buyer, except to the extent permitted under the terms of any such Option, Warrant or Convertible Security and agreed to by the Prospective Buyer. If any Drag Along Participating Seller Transfers any Option, Warrant or Convertible Security in any Drag Along Transaction pursuant to this Section 4.2, such Drag Along Participating Seller will receive in exchange for each such Option, Warrant or Convertible Security consideration equal to the amount (if greater than zero) determined by multiplying (a) (x) the purchase price per share implied by such Drag Along Transaction of the underlying class or series of Shares into which such Option, Warrant or Convertible Security is exercisable into less (y) the exercise price, if any, per share of such Option, Warrant or Convertible Security by (b) the number of such class or series of Shares issuable upon exercise, conversion or exchange of such Option, Warrant or Convertible Security (to the extent exercisable, convertible or exchangeable at the time of such Drag Along Transaction), subject to reduction for any tax or other amounts required to be withheld under applicable law.

4.2.4. Notwithstanding anything to the contrary in this Section 4.2, the Majority Lead Investors shall not exercise rights under this Section 4.2, and a transaction shall not be treated as a Drag Along Transaction, unless the Majority Lead Investors and their Affiliates who directly or indirectly hold Units of Cure TopCo also simultaneously exercise an Approved Company Sale under Section 12.2 of the Cure TopCo LLCA with respect to such transaction and sell to the same Person the percentage of such Units that is equal to the Drag Along Sale Percentage (and all on substantially the same terms and conditions).

4.3. Other Investor Drag Along. In the event that the Majority Other Investors desire to Sell all, but not less than all, of the Shares held by such Majority Other Investors (each, a “Prospective Selling Minority Holder”) to the Lead Investors or one or more of their Affiliates, each Stockholder (other than the Lead Investors) shall Transfer (whether through a direct Sale or Transfer of Shares or indirectly by means of conversion of Shares through a merger or similar transaction) all of such Stockholder’s Shares in the manner and on the terms set forth in this Section 4.3 (an “Other Investor Drag Along Transaction”).

4.3.1. Exercise. In the event of an Other Investor Drag Along Transaction, the Company shall furnish a written notice (the “Other Investor Drag Along Notice”) to each other Stockholder (other than the Lead Investors). The Other Investor Drag Along Notice shall set forth the principal terms of the proposed Other Investor Drag Along Transaction insofar as it relates to such Shares including (a) the number and class of Shares to be acquired from the Majority Other Investors, and (b) the consideration to be received in the proposed Other Investor Drag Along Transaction to the extent known at the time of the issuance of the Other Investor Drag Along Notice. If the Lead Investors and the Majority Other Investors consummate the proposed Other Investor Drag Along Transaction to which reference is made in the Other Investor Drag Along Notice, each other Stockholder (other than the Lead Investors) (each a “Other Investor Drag Along Participating Seller”, and, together with the Prospective Selling Minority Holders, collectively, the “Other Investor Drag Along Sellers”) shall be bound and obligated to Transfer all, but not less than all, of his, her or its Shares in the proposed Other Investor Drag Along Transaction on the same terms and conditions, with respect to each Share sold, as the Majority Other Investors shall Transfer their Other Investor Shares in the Other Investor Drag Along Transaction (subject to Section 4.4.3).

4.3.2. Waiver of Appraisal Rights. Each Other Investor Drag Along Seller agrees not to seek, demand or exercise appraisal, dissenters’ or similar rights under any applicable business corporation statute or other law (including Section 262 of the Delaware General Corporation Law) with respect to a transaction subject to this Section 4.3, whether or not such rights are otherwise available.

4.3.3. Treatment of Options, Warrants and Convertible Securities. Any Options, Warrants or Convertible Securities that are exercisable or become exercisable in connection with an Other Investor Drag Along Transaction pursuant this Section 4.3 shall be subject to the provisions of the agreements and plan documents pursuant to which such Options, Warrants or Convertible Securities were issued, and to the extent that any Options, Warrants or Convertible Securities (i) are not exercisable or do not become exercisable in connection with an Other Investor Drag Along Transaction pursuant this Section 4.3 and (ii) do not terminate in connection with any such Sale pursuant to such agreements and plan documents, then, notwithstanding the provisions of such agreements and plan documents, such Options, Warrants or Convertible Securities shall terminate upon such Other Investor Drag Along Transaction. Subject to the preceding sentence, each Other Investor Drag Along Participating Seller agrees that to the extent any Options, Warrants or Convertible Securities are included in any Transfer of Shares pursuant to this Section 4.3, such Other Investor Drag Along Participating Seller will be deemed to have exercised, converted or exchanged such Options, Warrants or Convertible Securities immediately prior to the closing of such Other Investor Drag Along Transaction to the extent necessary to Transfer Common Stock to the Lead Investors, except to the extent permitted under the terms of any such Option, Warrant or Convertible Security and agreed to by the Lead Investors. If any Other Investor Drag Along Participating Seller Transfers any Option, Warrant or Convertible Security in any Other Investor Drag Along Transaction pursuant to this Section 4.3, such Other Investor Drag Along Participating Seller will receive in exchange for each such Option, Warrant or Convertible Security consideration equal to the amount (if greater than zero) determined by multiplying (a) (x)

the purchase price per share of the underlying class or series of Shares into which such Option, Warrant or Convertible Security is exercisable into to be received by the Majority Other Investors in respect of such underlying class or series of Shares in such Other Investor Drag Along Transaction less (y) the exercise price, if any, per share of such Option, Warrant or Convertible Security by (b) the number of shares of such underlying class or series of Shares issuable upon exercise, conversion or exchange of such Option, Warrant or Convertible Security (to the extent exercisable, convertible or exchangeable at the time of such Other Investor Drag Along Transaction), subject to reduction for any tax or other amounts required to be withheld under applicable law.

4.4. Miscellaneous. The following provisions apply to any proposed Sale to which Section 4.1, 4.2 or 4.3 applies:

4.4.1. Certain Legal Requirements. In the event the consideration to be paid in exchange for Shares in a proposed Sale pursuant to Section 4.1, Section 4.2 or Section 4.3 includes any securities, and the receipt thereof by a Participating Seller would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent or registrant with respect to such securities where such registration or qualification is not otherwise required for the Sale by the Prospective Selling Investor(s), Prospective Selling Stockholder(s) or Prospective Selling Minority Holder(s), as applicable, or (b) the provision to any Tag Along Seller, Drag Along Seller or Other Investor Drag Along Seller of any additional information regarding the Company or any of its subsidiaries, such securities or the issuer thereof, including by reason of the failure of one or more Stockholders to be an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, such Participating Seller will not have the right to Sell Shares in such proposed Sale. In such event, the Prospective Selling Investors, the Prospective Selling Stockholders or Prospective Selling Minority Holders, as applicable, as applicable, shall cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares (in accordance with Section 4.4.5 hereof) which would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the proposed Sale, an amount in cash equal to the fair market value of such Shares as of the date such securities would have been issued in exchange for such Shares.

4.4.2. Further Assurances. The Company and each Participating Seller, whether in his, her or its capacity as a Participating Seller, stockholder, officer or director of the Company, or otherwise, will take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Transfer or Sale pursuant to Section 4.1, Section 4.2 or Section 4.3 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; complying and agreeing to comply with non-disclosure, exclusive dealing or other preliminary agreements entered into in connection with a proposed Transfer or Sale transaction to which Section 4.1, Section 4.2 or Section 4.3 would apply to the extent the Prospective Selling Investors, the Prospective Selling

Stockholders or the Prospective Selling Minority Holders, as applicable, agree to comply with such arrangements; and otherwise cooperating with the Prospective Selling Investors, the Prospective Selling Stockholders or the Prospective Selling Minority Holders, as applicable, and the Prospective Buyer; provided, however, that Participating Sellers will be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence; provided, further, that (x) no Participating Seller will be subject to any obligation, arrangement, condition or term of a Drag Along Transaction to which any Lead Investor is not also so subject; and (y) no Stockholder shall be required to enter into any non-competition, employee, customer or other non-solicit or similar restrictive covenant or other business limitation in connection with a Drag Along Transaction to the extent such restrictive covenant or other business limitation is different than the restrictive covenants and other business limitations as set forth in this Agreement and binding on such Stockholder. Each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Investors, the Prospective Selling Stockholders or the Prospective Selling Minority Holders, as applicable, to which such Prospective Selling Investors, the Prospective Selling Stockholders or Prospective Selling Minority Holders, as applicable, will also be party, including agreements to (a) (i) make individual and several representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares, and (ii) be severally liable without limitation as to such individual representations, warranties, covenants and other agreements and (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Transfer or Sale of Shares will not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the total number of Shares (calculated on an as-converted to Common Stock basis) included in such Transfer or Sale and (ii) the proceeds to such Participating Seller in connection with such Transfer or Sale. Each Participating Seller that is not a Major Other Investor hereby constitutes and appoints each of the Prospective Selling Investors, the Prospective Selling Stockholders or the Prospective Selling Minority Holders, as applicable, or any of them, with full power of substitution, as such Participating Seller’s true and lawful representative and attorney-in-fact, in such Participating Seller’s name, place and stead, to execute and deliver any and all agreements that such Prospective Selling Investor, the Prospective Selling Stockholder or Prospective Selling Minority Holder, as applicable, reasonably believes are consistent with this Section 4.4.2 and such Prospective Selling Investor, the Prospective Selling Stockholder or the Prospective Selling Minority Holder, as applicable, will provide a copy of such agreements to such Participating Seller within five (5) business days of execution; provided, however, that failure to deliver such documents within such time period will not impair or affect the validity of such agreements. The foregoing power of attorney is coupled with an interest and, to the maximum extent permitted by applicable law, will continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Participating Seller.

4.4.3. Sale Process. The Lead Investors will, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer or Sale and the terms and conditions thereof. Neither the Lead Investor nor any Participating Seller nor any of their respective Affiliates will have any liability to the Company or to any other holder of Shares arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer or Sale except to the extent such Lead Investor shall have failed to comply with the provisions of this Section 4.

4.4.4. Expenses. All reasonable costs and expenses incurred by the Prospective Selling Investors or the Prospective Selling Stockholders, as applicable, or the Company in connection with any proposed Transfer or Sale pursuant to this Section 4 (whether or not consummated), including all attorney’s fees and expenses, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, will be paid by the Company. Any other costs and expenses incurred by or on behalf of any or all of the other Tag Along Sellers, Drag Along Sellers or Other Investor Drag Along Sellers in connection with any proposed Sale pursuant to this Section 4 (whether or not consummated) will be borne by such Tag Along Seller(s), Drag Along Seller(s) or Other Investor Drag Along Sellers, provided that in connection with any proposed Transfer or Sale pursuant to this Section 4, the Company shall reimburse the Drag Along Sellers (other than the Prospective Selling Investors or the Prospective Selling Stockholders), for the fees and expenses of a single counsel designated by holders of the majority of Shares sold by the Drag Along Sellers in an amount for each such transaction not to exceed $250,000.

4.4.5. Closing. The closing of a Transfer or Sale to which Section 4.1, Section 4.2 or Section 4.3 applies will take place at such time and place as the Prospective Selling Investors, the Prospective Selling Stockholders or the Prospective Selling Minority Holders, as applicable, specify by notice to each Participating Seller. At the closing of such Sale, each Participating Seller will (a) with respect to certificated Shares, deliver the certificates evidencing the Shares to be Sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed free and clear of any lien or encumbrance or (b) with respect to uncertificated shares, deliver such transfer documentation as is reasonably requested by the Company and in form and substance reasonably acceptable to the Company, in each case, reflecting that the Shares to be Sold are free and clear of any liens or encumbrances and, in each case, with any applicable stock (or equivalent) transfer tax stamps affixed, in exchange for delivery of the applicable consideration.

4.4.6. Auction. Any Transfer or Sale of Shares pursuant to Section 4.2 may be structured by the Prospective Selling Investor or the Prospective Selling Stockholder, as applicable, as an auction and may be initiated by the delivery to the Company and the other Stockholders of a written notice that the Prospective Selling Investor or the Prospective Selling Stockholder, as applicable, has elected to initiate an auction sale procedure. The Prospective Selling Investor or the Prospective Selling Stockholder, as applicable, shall be entitled to take all steps reasonably necessary to carry out an auction of the Company and its subsidiaries, including selecting an investment bank to represent the Company and selling Stockholders in the auction, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation.

4.5. Cure TopCo Drag Along. Notwithstanding anything to the contrary contained herein, each Stockholder acknowledges and agrees that, subject to Section 12.7 of the Cure TopCo LLCA, the Company is obligated to Transfer its equity securities of Cure TopCo pursuant to Section 12.2 of the Cure TopCo LLCA in connection with an Approved Cure TopCo Sale (or to have Other Investors Transfer Shares instead as contemplated by Sections 12.2 and 12.7 of the Cure TopCo LLCA), and hereby agrees to consent to the Company taking all such action as is required by the Cure TopCo LLCA in connection with an Approved Cure TopCo Sale; provided that such Approved Cure TopCo Sale complies with all applicable requirements of the Cure TopCo LLCA.

4.6. Period. The foregoing provisions of this Section 4 will expire upon the earlier of (a) the Release Date and (b) immediately prior to the effectiveness of the Company’s registration statement in connection with an Initial Public Offering (but subject to the consummation of such Initial Public Offering); provided that the terms of Section 4.2.2 and 4.3.2 shall survive such expiration and continue indefinitely.

5. RIGHT OF PARTICIPATION. The Company will not issue or sell any additional shares of any of its capital stock or any securities (including any debt securities) convertible into or exchangeable for any shares of its capital stock, issue or grant any options or warrants for the purchase of, or enter into any agreements providing for the issuance (contingent or otherwise) of, any of its capital stock or any stock or securities (including any debt securities) convertible into or exchangeable for any shares of its capital stock, in each case, to any Stockholder or other Person (each an “Issuance” of “Subject Securities”), except in compliance with the provisions of Section 5.1 or 5.2.

5.1. Right of Participation.

5.1.1. Offer. Not fewer than fifteen (15) calendar days prior to the consummation of an Issuance, the Company will furnish a notice (the “Participation Notice”) to each Stockholder that holds (either individually or together with his, her or its Affiliates) more than one percent (1%) of all Shares then outstanding (the “Participation Offerees”). The Participation Notice will include:

(a) (i) the amount and kind of Subject Securities to be included in the Issuance, (ii) the number of Equivalent Shares represented by such Subject Securities (if applicable), (iii) the percentage of the total number of Equivalent Shares outstanding held by such Participation Offeree as of immediately prior to giving effect to such Issuance (the “Participation

Portion”), (iv) the price (including, if applicable, the maximum and minimum Price Per Equivalent Share) per Share (or other applicable unit of the Subject Securities), and (v) the name and address of the Stockholder or other Person to whom the Subject Securities are proposed to be issued (the “Prospective Subscriber”); and

(b) An offer by the Company to issue, at the option of each Participation Offeree, to such Participation Offeree such portion of the Subject Securities to be included in the Issuance as may be requested by such Participation Offeree (not to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance), on the same economic terms and conditions, with respect to each unit of Subject Securities issued to the Participation Offerees, as each of the Prospective Subscribers shall be issued units of Subject Securities.

5.1.2. Exercise.

5.1.2.1. General. Each Participation Offeree desiring to accept the offer contained in the Participation Notice must send a written commitment to the Company within twenty (20) calendar days after the effectiveness of the Participation Notice specifying the amount of Subject Securities (not in any event to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance) that such Participation Offeree desires to be issued (each a “Participating Buyer”). Each Participation Offeree who has not so accepted such offer will be deemed to have waived all of such Participation Offeree’s rights with respect to the Issuance, and the Company will thereafter be free to issue Subject Securities in the Issuance to the Prospective Subscriber and any Participating Buyers, at a price no less than the minimum price set forth in the Participation Notice and on other principal terms not substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, without any further obligation to such non-accepting Participation Offerees. If, prior to consummation, the terms of such proposed Issuance change with the result that the price becomes less than the minimum price set forth in the Participation Notice or the other principal terms are substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, a separate Participation Notice must be furnished, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1; provided, however, that in the case of such a separate Participation Notice, the applicable period to which reference is made in the first sentence of this Section 5.1.2.1 will be the greater of five (5) business days and the remaining period under the initial Participation Notice for such Sale.

5.1.2.2. Irrevocable Acceptance. The written acceptance of each Participating Buyer will be irrevocable except as provided herein, and each such Participating Buyer will be bound and obligated to acquire in the Issuance on the same terms and conditions, with respect to each unit of Subject Securities issued, as the Prospective Subscriber, such amount of Subject Securities as such Participating Buyer shall have specified in such Participating Buyer’s written commitment.

5.1.3. Certain Legal Requirements. In the event that the participation in the Issuance by a Stockholder as a Participating Buyer would require under applicable law (i) the registration or qualification of any Subject Securities or any other securities contemplated to be issued in such Issuance or of any Person as a broker or dealer or agent or issuer with respect to such securities or (ii) the provision to any participant in the Sale of any additional information regarding the Company or the securities (including by reason of the failure of such Participating Buyer to be an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act), such Stockholder will not have the right to participate in the Issuance. Without limiting the generality of the foregoing, it is understood and agreed that the Company will not be under any obligation to effect a registration of such securities under the Securities Act or similar state law.

5.1.4. Further Assurances. Each Participation Offeree and each Stockholder to whom the Shares held by such Participation Offeree were originally issued, will, whether in his, her or its capacity as a Participating Buyer, Stockholder, officer or director of the Company, or otherwise, take or cause to be taken all such reasonable actions as may be necessary in order expeditiously to consummate each Issuance pursuant to this Section 5.1 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Company and the Prospective Subscriber. Without limiting the generality of the foregoing, each such Participating Buyer and Stockholder agrees to execute and deliver such subscription and other agreements specified by the Company to which the Prospective Subscriber will be party.

5.1.5. Expenses. All reasonable costs and expenses incurred by the holders of Lead Investor Shares or the Company in connection with any proposed Issuance of Subject Securities (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, will be paid by the Company. Any other costs and expenses incurred by or on behalf of any other Stockholder in connection with such proposed Issuance of Subject Securities (whether or not consummated) will be borne by such Stockholder, provided that in connection with any proposed Issuance of Subject Securities pursuant to this Section 5, the Company shall reimburse the Participating Buyers (other than the holders of Lead Investor Shares) for the fees and expenses of a single counsel designated by holders of the majority of the Subject Securities anticipated to be purchased in such Issuance by the Participating Buyers in an amount for each such transaction not to exceed $250,000.

5.1.6. Issuance Process. The Company may, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Issuance of Subject Securities. No Participating Buyer or any Affiliate of any Participating Buyer will have any liability to any other holder of Shares arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Issuance of Subject Securities except to the extent the Company shall have failed to comply with the provisions of this Section 5.

5.1.7. Closing. The closing of an Issuance pursuant to Section 5.1 will take place at such time and place as the Company specifies by notice to each Participating Buyer. At the closing of any Issuance under this Section 5.1.7, the Company will deliver or cause to be delivered to each Participating Buyer, if applicable, the notes, certificates or other instruments evidencing the Subject Securities (and, if applicable, other securities) to be issued to such Participating Buyer, registered in the name of such Participating Buyer or his, her or its designated nominee, free and clear of any liens or encumbrances, against delivery by such Participating Buyer of the applicable consideration.

5.2. Post-Issuance Notice. Notwithstanding the notice requirements of Sections 5.1.1 and 5.1.2, the Company may proceed with any Issuance prior to having complied with the provisions of Section 5.1; provided, that the Company will:

5.2.1. provide to each Stockholder who would have been a Participation Offeree in connection with such Issuance (i) prompt notice of such Issuance and (ii) the Participation Notice described in Section 5.1.1 in which the actual price per Share (or other applicable unit) of Subject Securities (and, if applicable, actual Price Per Equivalent Share) is set forth;

5.2.2. offer to issue to such Stockholder such number of securities of the type issued in the Issuance as may be requested by such holder (not to exceed an amount equal to (i) the Participation Portion that such holder would have been entitled to pursuant to Section 5.1.1 multiplied by the number of Subject Securities included in the Issuance plus (ii) a number of additional securities sufficient to permit such holder to acquire, in total, the same percentage of the aggregate number of all securities included in the relevant Issuances effected pursuant to this Section 5.2 as such holder would have been entitled to acquire had the Company proceeded with the relevant Issuances under Section 5.1.1 rather than pursuant to this Section 5.2) on the same economic terms and conditions with respect to such securities as the subscribers in the Issuance received; and

5.2.3. keep such offer open for a period of twenty (20) calendar days, during which period each such holder may accept such offer by sending a written acceptance to the Company committing to purchase an amount of such securities (not in any event to exceed the Participation Portion that such holder would have been entitled to pursuant to Section 5.1.1 multiplied by the number of Subject Securities included in such issuance).

5.2.4. In the event the Company issues Subject Securities pursuant to this Section 5.2, the Company may repurchase the same number (and type) of Subject Securities from the Lead Investors and/or Affiliated Funds (as determined by such Lead Investors and Affiliated Funds) without any other Stockholder having a rights to participate in such Sale pursuant to Section 4.1.

5.3. Excluded Transactions. Notwithstanding the preceding provisions of this Section 5, the preceding provisions of this Section 5 will not restrict:

5.3.1. any Issuance of Common Stock upon the exercise or conversion of any Senior Convertible Preferred Stock, Common Stock, Warrants, Options or Convertible Securities outstanding on the Effective Date or issued after the Effective Date in compliance with the provisions of this Section 5 (including this Section 5.3.1);

5.3.2. the Issuance of Shares to the Stockholders as part of the transactions contemplated by the Combination Agreement;

5.3.3. any Issuance pursuant to any stock split, stock combination, stock dividend or similar distribution or recapitalization of outstanding Shares;

5.3.4. any Issuance of an “equity kicker” in connection with the incurrence by the Company or any of its subsidiaries of indebtedness provided by an unaffiliated third party in a bona fide debt financing transaction; and

5.3.5. any Issuance of Shares which the Board, including for this purpose a majority of the Other Investor Directors, has elected not be subject to this Section 5.

5.4. Certain Provisions Applicable to Options, Warrants and Convertible Securities. If the Issuance of Subject Securities would result in any increase in the number of shares of any class or series of capital stock of the Company issuable upon exercise, conversion or exchange of any Options, Warrants or Convertible Securities, the number of shares (or Equivalent Shares, if applicable) of Subject Securities (and other securities, if applicable) which the holders of such Options, Warrants or Convertible Securities, as the case may be, are entitled to purchase pursuant to Section 5.1 or 5.2, if any, will be reduced, share for share, by the amount of any such increase.

5.5. Acquired Shares. Any Subject Securities constituting shares of capital stock of the Company acquired by any holder of Shares pursuant to this Section 5 will be deemed for all purposes hereof to be Lead Investor Shares, Other Investor Shares or Management Shares hereunder of like kind with the Shares then held by the acquiring holder (and in the case of any Manager that holds Other Investor Shares, will be deemed for all purposes hereof to be Other Investor Shares).

5.6. Period. The foregoing provisions of this Section 5 will expire on the earlier of (a) the Release Date and (b) immediately prior to the effectiveness of the Company’s registration statement in connection with an Initial Public Offering (but subject to the consummation of such Initial Public Offering).

6. REORGANIZATIONS

6.1. Reorganization; Recap Drag. Notwithstanding anything to the contrary contained in this Agreement, the Stockholders acknowledge and agree that in connection only with a Change of Control or the Company’s Initial Public Offering, the Lead Investors shall have the right to cause the Company to effect a recapitalization, reorganization, change of form, an exchange of the capital of the Company into other equity securities, or any similar transaction (a “Reorganization”) that (i) does not involve a Transfer to any Person (other than any Stockholder or a Permitted Transferee of any Stockholder), (ii) that does not result in Disproportionate Adverse Tax Consequences to any of the Stockholders, and (iii) otherwise results in any of the Stockholders holding equity interests with substantially similar economic, governance, priority and other covenants, conditions, rights and privileges as in effect immediately prior to such conversion. “Disproportionate Adverse Tax Consequences” means (1) material and adverse tax consequences to the Stockholders (other than the Lead Investors) or their direct or indirect owners with respect to their Shares as a result of the Reorganization that are disproportionate to the tax consequences to the Lead Investors or their Permitted Transferees or (2) the realization of, or a material risk of the realization of, solely as a result of the Reorganization (including, but not limited to, as a result of (x) direct or indirect ownership of any equity or other assets received or retained by any Stockholder in such Reorganization or (y) a Stockholder becoming responsible for any liability in connection with such Reorganization, but in each case not taking into account any actions by a Stockholder other than participation in such Reorganization pursuant to the terms thereof), any “effectively connected income” within the meaning of Section 864 or 897 of the Code, “unrelated business taxable income” within the meaning of Sections 512 or 514 of the Code, or income derived from the conduct of any commercial activity within the meaning of Section 892 of the Code to any of the Stockholders (other than the Lead Investors) or their indirect or indirect owners; provided, however that it is understood that Disproportionate Adverse Tax Consequences shall be deemed not to arise solely from any right to receive proceeds or amounts (or solely from the actual receipt of proceeds or amounts) pursuant to (A) a “tax receivable agreement” or similar agreement entered into in connection with an initial public offering or (B) a sale or other exit transaction, in each case where all or a portion of such proceeds or other amounts may be directly or indirectly calculated on a substantially equivalent basis for both equity holders in the Company and other direct and indirect equity holders in one or more entities engaged in a trade or business, which calculation may include adjustments for assets and liabilities of such other entities, including tax attributes. The Lead Investors shall not have the right to cause the Company to, and the Company shall not, effect a Reorganization that would result in Disproportionate Adverse Tax Consequences to any of the Stockholders (other than the Lead Investors) without the prior written consent of each of BCV (on behalf of the Bain Group), the Remedy Founders (on behalf of the Remedy Founders Group), and LHP Holding (on behalf of the LHP Holding Group). At least fifteen (15) business days prior to effecting any Reorganization, the Company shall provide written notice to each Stockholder (other than the Lead Investors) describing the proposed Reorganization in a reasonably detailed manner sufficient for such Stockholders to assess the intended tax consequences of such Reorganization on such Stockholders. In connection with any Reorganization permitted pursuant to this Section 6.1, the Lead Investors shall have the right to compel all the other Stockholders, and such other Stockholders hereby agree (subject to the terms and conditions of this Section 6.1), to transfer the same percentage of their Shares as, and on the same terms and conditions as applicable to, the Lead Investors (the “Recap Drag”). Each of the Stockholders hereby further agrees that it will take such actions and execute such documents as may reasonably be requested to effect such Recap Drag provided that such Recap Drag otherwise complies with the terms and conditions of this Section 6.1.

6.2. Period. The foregoing provisions of this Section 6 will expire upon the earlier of (a) the NMC Release Date and (b) immediately prior to the effectiveness of the Company’s registration statement in connection with an Initial Public Offering (but subject to the consummation of such Initial Public Offering).

7. NEGATIVE COVENANTS

7.1. Majority Lead Investor Consent Rights. On or before the NMC Release Date, the Company shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without the written consent or affirmative vote, given in writing or by vote at a meeting, of the Majority Lead Investors:

7.1.1. (i) liquidate, dissolve or wind up, (ii) consolidate or merge into or with any other entity, (iii) sell, lease or otherwise transfer all or substantially all of its assets to another entity, or (iv) enter into any other business combination transaction with another entity, in each case of (ii), (iii) or (iv), where the Stockholders immediately preceding such transaction own, following such transaction, less than fifty percent (50%) of the voting securities of the Company;

7.1.2. enter into any new line of business or otherwise change significantly the scope or nature of the Company and its subsidiaries’ business or operations, taken as a whole;

7.1.3. adopt any annual budget or annual business plan or materially amend such budget or business plan if adopted;

7.1.4. incur any indebtedness, including entry into any guarantee in respect of indebtedness, in each case in excess of $10,000,000, other than working capital loans and other similar transactions in the ordinary course of business;

7.1.5. sell, transfer or otherwise dispose of (which for purposes of clarification excludes inventory and other sales in the ordinary course of business) in any transaction or series of related transactions of more than twenty five percent (25%) of the fair market value of the Company’s consolidated assets;

7.1.6. declare or make payment of any dividends on or the make redemptions of any class of stock (except as otherwise expressly provided in this Agreement);

7.1.7. create, issue or sell (by reclassification, merger, consolidation, reorganization or otherwise) equity securities or Convertible Securities; provided, that the consent of the Majority Lead Investors shall not be required in connection with (x) the issuance of restricted stock or options to employees, officers, directors, consultants or other persons performing services for the Company (or for the issuance of Common Stock upon exercise of options) pursuant to the Company’s equity incentive plans as in existence on the Effective Date (or any other or subsequent equity incentive plan of the Company that has hereafter been approved in accordance with this Agreement), and (y) the issuance of Common Stock upon the conversion of shares of Senior Convertible Preferred Stock or Class B Common Stock or Class C Common Stock;

7.1.8. adopt any equity incentive or option plans or amend any such plans to increase the number of Shares to be issued thereunder;

7.1.9. alter, amend or waive any term or condition of the Company’s Certificate of Incorporation or Bylaws;

7.1.10. increase of decrease the size of the Board;

7.1.11. select or change the Company’s independent auditors;

7.1.12. grant any severance or terminate pay to any officer of the Company or its subsidiaries except (i) payments made pursuant to any written agreements outstanding on the Effective Date and furnished to the Lead Investors on or prior to the Effective Date or (ii) as determined by counsel to the Company to be required by applicable law;

7.1.13. hire, terminate, remove or replace, or change the compensation for, any senior executive officers;

7.1.14. enter into, amend, terminate or modify of, any contract that would purport to apply to the Lead Investors or any of their Affiliates (other than the Company and its subsidiaries);

7.1.15. enter into, amend, terminate or modify any “material contract” (as defined in Item 601 of Regulation S-K promulgated under the Securities Act); or

7.1.16. enter into any agreement to do any of the foregoing.

7.2. Majority Other Investor Consent Rights. On or before the Other Investor Release Date, the Company shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without the written consent of the Majority Other Investors:

7.2.1. increase or decrease the size of the Board or the manner in which Directors are elected, provided that no such consent will be required if the number of directors as so increased or decreased are designated by the Lead Investor and the Other Investors in a proportionate manner;

7.2.2. alter, amend or waive any term or condition of the Company’s Certificate of Incorporation or Bylaws (including an amendment effected by merger, consolidation or other reorganization) in a manner that would have a materially adverse and disproportionate effect on the rights of Stockholders (other than the Lead Investors) relative to the Lead Investors; provided, that no such approval shall be required with respect to an amendment to increase the number of authorized shares of Senior Convertible Preferred Stock or Common Stock to the extent necessary to permit the Company to comply with provisions of its Certificate of Incorporation, and provided, further that (a) any alteration, amendment or change of any terms of the Company’s Senior Convertible Preferred Stock with respect to the liquidation preference, voting rights, dividend rights (either as to payment or amount) or any similar changes proposed by the Lead Investors, and (b) any alteration, amendment or change of Section 9 of Article NINTH, ARTICLE TENTH and Article TWELTH of the Company’s Certificate of Incorporation, shall, in either instance and for purposes of this Section 7.2.2, be deemed to be materially adverse and disproportionate);

7.2.3. enter into any transactions with the Lead Investors or any of their controlled Portfolio Companies or Affiliates (including any commercial transactions or any purchases or Sales of assets or business); provided, that no such approval shall be required with respect to (i) any arms-length transaction with the Lead Investors or any of their controlled Portfolio Companies or Affiliates in the ordinary course of business of the Company or its subsidiaries; (ii) any arms-length indemnification or insurance arrangements with any Directors or any other customary arrangements and agreements with any Directors who are not employees, directors, managers or officers of the Lead Investors or their Affiliates or (iii) any transaction, agreement or other arrangement specifically contemplated by this Agreement, including any Sale or Transfer of Shares by the Lead Investors or their Affiliates that complies with the terms and conditions set forth in Section 3 or any issuance of Subject Securities by the Company that complies with the terms and conditions set forth in Section 5;

7.2.4. enter into any new line of business or otherwise change significantly the scope or nature of the Company and its subsidiaries’ business or operations, taken as a whole;

7.2.5. make, or commit to make, any redemptions of any class of stock (except for redemptions of Common Stock from Managers as approved by the Board and as provided for under such agreements and plans with respect to the original issuance of Common Stock to any such Manager as has previously been approved by the Board); or

7.2.6. declare, commit to declare, or pay any distribution or dividend in cash or other property of the Company or any Affiliate of the Company (other than dividends payable in the form of Common Stock to all Stockholders on an as-converted to Common Stock basis), provided that no such approval shall be required with respect to any such distribution or dividend if such distribution or dividend is paid to all holders of Senior Convertible Preferred Stock and Common Stock (treating all such Senior Convertible Preferred Stock on an as-converted to Common Stock basis for purposes of such distribution or dividend).

7.2.7. enter into any new line of business or otherwise change significantly the scope or nature of the Company and its subsidiaries’ business or operations, taken as a whole;

7.2.8. incur any indebtedness, including entry into any guarantee in respect of indebtedness, in each case in excess of $10,000,000, other than working capital loans and other similar transactions in the ordinary course of business;

7.2.9. adopt any equity incentive or option plans or amend any such plans to increase the number of Shares to be issued thereunder (other than amendments or modifications to grants or awards made prior to the Effective Date, including with respect to waiving or modifying any vesting terms thereof);

7.2.10. grant any severance or terminate pay to any officer of the Company or its subsidiaries, in each case, solely to the extent such grants or payments are to be made by the Company, except (i) payments made pursuant to any written agreements outstanding on the Effective Date or (ii) as determined by counsel to the Company to be required by applicable law;

7.2.11. hire, terminate, remove or replace, or change the compensation for, any senior executive officers of the Company that are paid a salary or other compensation by the Company;

7.2.12. consummate a Reorganization or an Initial Public Offering of the Company by itself, or take any action to commit the Company to do so (for the avoidance of doubt, this Section 7.2.12 shall not prohibit or limit the structuring of an initial public offering of Cure TopCo or the businesses of Cure TopCo and its subsidiaries, including if the Company is merged or collapsed into the legal entity that consummates its initial public offering);

7.2.13. issue or sell any additional shares of any of its capital stock or any securities (including any debt securities) convertible into or exchangeable for any shares of its capital stock, issue or grant any options or warrants for the purchase of, or enter into any agreements providing for the issuance (contingent or otherwise) of, any of its capital stock or any stock or securities (including any debt securities) convertible into or exchangeable for any shares of its capital stock, in each case, to any Stockholder or other Person;

7.2.14. (i) liquidate, dissolve or wind up, (ii) consolidate or merge into or with any other entity, or (iii) enter into any other business combination transaction with another entity (for the avoidance of doubt, this Section 7.2.14 shall not prohibit or limit the structuring of an Approved Company Sale or an initial public offering of Cure TopCo or the businesses of Cure TopCo and its subsidiaries, including if the Company is merged or collapsed into the legal entity that consummates its initial public offering);

7.2.15. make redemptions of any class of stock (except as otherwise expressly provided in this Agreement);

7.2.16. alter, amend or waive any term or condition of the Company’s Certificate of Incorporation or Bylaws;

7.2.17. enter into, amend, terminate or modify any “material contract” (as defined in Item 601 of Regulation S-K promulgated under the Securities Act); provided, that the foregoing shall not prohibit or limit amendments or modifications of the Cure TopCo LLCA, the Combination Agreement, the Cure TopCo Registration Rights Agreement or this Agreement that are made in full compliance with the requirements of such documents;

7.2.18. authorize, declare or permit to occur any stock dividend, stock split, combination or other similar recapitalization with respect to any class or series of the capital stock of the Company;

7.2.19. authorize, declare or pay any dividends or distributions unless the Company has provided written notice thereof to all holders of options or warrants to acquire capital stock of the Company (including reasonable information with respect thereto, including the projected amounts) at least 30 days prior to the record date for such dividend or distribution, so as to give such holders adequate time to elect to exercise such options or warrants if they so choose and thus participate in such dividend or distribution; or

7.2.20. enter into any agreement to do any of the foregoing.

7.3. Certain Expenses. Except with the prior written consent of the Majority Other Investors, the Company shall not pay, or enter into any agreement to pay, any management fee, transaction fee, financing fee, banking or advisory fee or any similar charge or fee to the Lead Investors or their Affiliates. For the avoidance of doubt, nothing in this Section 7.3 will prohibit the Company from paying for, or reimbursing, (i) expenses of Directors in accordance with Section 2.3 or (ii) expenses of the Lead Investors or their Affiliates pursuant to the term and conditions of the Purchase Agreement, this Agreement or the Company Registration Rights Agreement solely to the extent such agreements expressly provide for payment or reimbursement of costs or expenses of the Lead Investors or their Affiliates.

7.4. Information Rights. The Company shall deliver to each Major Other Investor:

7.4.1. as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally or regionally recognized standing selected by the Company;

7.4.2. as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

7.4.3. upon reasonable request by any Major Other Investor, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Other Investors to calculate their respective percentage equity ownership in the Company;

7.4.4. such other information relating to the financial condition, tax status or corporate affairs of the Company as any Major Other Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection to provide information the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

For purposes of this Section 7.4, if, for any reporting period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries. Notwithstanding anything to the contrary in this Section 7.4, unless otherwise requested by a Majority of the Minority Holders, the Company may satisfy all of its obligations under this Section 7.4 by promptly making available to each Major Other Investor the information received by the Company under Section 12.6 of the Cure TopCo LLCA.

7.5. Covenant Expiration. The covenants set forth in Section 7.1 shall expire upon the earlier of (a) the NMC Release Date and (b) immediately prior to the effectiveness of the Company’s registration statement in connection with an Initial Public Offering (but subject to the consummation of such Initial Public Offering). The covenants set forth in Sections 7.2 through and including 7.4 shall expire upon the earlier of (i) the Other Investor Release Date and (ii) immediately prior to the effectiveness of the Company’s registration statement in connection with an Initial Public Offering (but subject to the consummation of such Initial Public Offering).

8. COVENANTS

8.1. Directors’ and Officers’ Insurance. As of the Effective Date, the Company has, and following the Effective Date shall continue to maintain for such periods as the Board in good faith determines, at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who after the Effective Date is or was a director or officer of the Company, or was a director or officer of Remedy Opco prior to the Effective Date, or is or was serving at the request of the Company, or, prior to the Effective Date, Remedy Opco, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions. The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, a “Covered Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Lead Investors and certain of their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that the Company shall be the indemnitor of first resort (i.e., its obligations to a Covered Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Indemnitee shall be secondary) and (b) the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of a Covered Indemnitee with respect to any claim for which such Covered Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Indemnitee against the Company. The provisions of this Section 8.1 will survive any termination of this Agreement. Any Fund Indemnitor not a party to this Agreement is an express third party beneficiary of this Section 8.1, and is entitled to enforce this Section 8.1 according to its terms to the same extent as if such Fund Indemnitor were a party hereto.

8.2. Confidentiality. Each Stockholder (other than the Lead Investors) agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.2 by such Stockholder or its Affiliates), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Stockholder by a third party (other than an Affiliate of such Stockholder) without a breach of any obligation of confidentiality such third party may have; provided, however, that a Stockholder may disclose confidential information (u) in the course of such Stockholder’s duties as an employee, director or officer of the Company or its subsidiaries, (v) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (w) to any prospective purchaser of any Shares from such Stockholder in any Transfer permitted under this Agreement as long as such prospective purchaser agrees prior to such disclosure to be bound by a confidentiality agreement no less favorable to the Company than the provisions of this Section 8.2, (x) to any Affiliate, partner, member or related investment fund of such Stockholder and their respective directors, employees and consultants, in each case in the ordinary course of business, (y) as may be reasonably determined by such Stockholder to be necessary in connection with such Stockholder’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (z) as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner; provided, that such Stockholder notifies the Company of any required disclosure described in this clause (z); provided, further, however, that the acts and omissions of any Person to whom such Stockholder may disclose confidential information pursuant to clauses (v) through (x) of the preceding proviso will be attributable to such Stockholder for purposes of determining such Stockholder’s compliance with this Section 8.2. Each party hereto acknowledges that the Stockholders or any of their Affiliates and, as applicable, related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its subsidiaries, and may trade in the securities of such enterprises. Subject to Section 8.4, nothing in this Section 8.2 will preclude or in any way restrict the Stockholders or their Affiliates or related investment funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company and its subsidiaries.

8.3. Other Business Opportunities. Each Stockholder hereby acknowledges and agrees to the terms set forth in Article Twelfth of the Certificate of Incorporation.

8.4. Stockholder Covenants.

8.4.1. Each Stockholder that at any time holds more than 20,000 shares of Common Stock (including Common Stock issued or issuable on the conversion of the Senior Convertible Preferred Stock) hereby severally and not jointly agrees that it will not, and it will not permit, cause or encourage any of its Affiliates to, directly or indirectly (i) solicit or hire for employment, or induce or attempt to persuade to terminate or significantly reduce his or her employment relationship with the Company, any of the Restricted Employees (as defined below) or (ii) introduce or assist or otherwise facilitate the introduction of any Restricted Employees to or by any Portfolio Company for purposes of soliciting such person for employment or hire or inducing or attempting to persuade such person to terminate or significantly reduce his or her employment or consulting relationship with the Company, unless such Stockholder receives the approval of the Board to such solicitation or hiring; provided, that any solicitation, engagement or hiring of a Restricted Employee by a Portfolio Company shall not be deemed a violation of this Section 8.4.1 so long as subsection (ii) of this Section 8.4.1 shall not have been violated with respect to such Restricted Employee. Notwithstanding the foregoing, nothing in this Section 8.4.1 shall prohibit (x) any general advertisement or general solicitation that does not specifically target the Restricted Employees, so long as such advertisement or solicitation does not result in a Stockholder or Affiliate of any Stockholder hiring a Restricted Employee or (y) the solicitation and/or hiring of any individual who is no longer and who has not been employed by the Company for nine (9)

months prior to the time of such solicitation or hiring. For purposes of this Section 8.4.1, the term “Restricted Employees” means and includes (a) the executive officers and senior employees of Remedy Opco and its subsidiaries listed on Schedule III attached hereto and (b) thereafter from time to time, such other persons as may be hired, appointed or designated as an executive officer or senior employee of Remedy Opco and its subsidiaries; provided, that no such Person shall be deemed a Restricted Employee hereunder until such time as the Company (as approved by the Board) shall have amended Schedule III to include such Person and shall have delivered such updated Schedule III to the Stockholders pursuant to Section 15.2 below.

8.4.2. Each Stockholder specifically listed on Schedule IV attached hereto severally, and not jointly, agrees that he, she or it will not, and it will not authorize, cause or encourage any other Person to, engage, directly or indirectly, whether as owner, operator, shareholder, manager, consultant, strategic partner or employee or otherwise, in any business that provides or manages bundled payment programs for managed care, the government and non-governmental payers, patients and healthcare providers competitive with Remedy Opco and/or its subsidiaries (a “Competing Business”), unless such Stockholder receives the prior approval of the Board to such activity; provided, that nothing in this Section 8.4.2 shall preclude such Stockholder or Affiliate from owning up to five percent (5%) of any Person engaged in a Competing Business if (i) such Competing Business is publicly traded and (ii) such Stockholder does not control or have the power to direct the operation or management of such Competing Business. It is the desire and intent of the parties hereto that the provisions of this Section 8.4.2 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 8.4.2 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable. It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 8.4.2 in the jurisdiction of the court that has made the adjudication. The restrictions set forth in this Section 8.4.2 shall survive with respect to each Stockholder who is not a Lead Investor for so long as such Stockholder holds any Equivalent Shares.

8.4.3. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.4 is invalid, unenforceable or overbroad, each of the parties hereto agree that the court making such determination shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid, enforceable and reasonable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Each Stockholder recognizes and agrees that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 8.4 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by the Stockholder or their Affiliates to perform their respective obligations under this Section 8.4, the Company shall be entitled to seek specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of and to enforce specifically the provisions of this Section 8.4 in addition to any other remedy to which Company may be entitled, at law or in equity. Nothing in this Section 8.4 shall be deemed to limit the obligations of any Person under any other agreement to which such Person is party.

8.5. Other Limitations. Notwithstanding anything to the contrary in this Agreement, the Company shall not (and the Lead Investor shall not permit the Company to), without the prior written consent of each of BCV (on behalf of the Bain Group), the Remedy Founders (on behalf of the Remedy Founders Group), and LHP Holding (on behalf of the LHP Holding Group), take any action that would result, solely as a result of such action (including, but not limited to, by reason of such action resulting in (x) direct or indirect ownership by any Stockholder of any equity or other assets or (y) a Stockholder becoming responsible for any liability in connection with such action, but in each case not taking into account any actions by a Stockholder other than actions connected with actions of the Company (such as, for example, accepting a dividend paid by the Company)), in the realization of (or the material risk of realization of) any (1) “effectively connected income” within the meaning of Sections 864 or 897 of the Code, (2) “unrelated business taxable income” within the meaning of Sections 512 or 514 of the Code, or income derived from the conduct of any commercial activity within the meaning of Section 892 of the Code to any of the Other Investors or any of their direct or indirect owners; provided, however that this Section 8.5 does not limit actions that result in the realization of (or the material risk of the realization of) the items listed in clauses (1) or (2) solely to the extent such result (or risk) derives from any right to receive proceeds or amounts (or the actual receipt of proceeds or amounts) pursuant to (A) a “tax receivable agreement” or similar agreement entered into in connection with an initial public offering or (B) a sale or other exit transaction, in each case where all or a portion of such proceeds or other amounts may be directly or indirectly calculated on a substantially equivalent basis for both equity holders in the Company and other direct and indirect equity holders in one or more entities engaged in a trade or business, which calculation may include adjustments for assets and liabilities of such other entities, including tax attributes.

9. REMEDIES.

9.1. Generally. The rights and remedies under this Agreement are cumulative and the Company and each Stockholder will have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or any Stockholder. The parties acknowledge that breach or threatened breach by a party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agree that, in addition to any other remedies that may be available, each of the parties hereto will be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances, without posting a bond or other undertaking.

9.2. Deposit. Without limiting the generality of Section 9.1, if any Stockholder, as applicable, fails to deliver to the purchaser thereof the certificate or certificates evidencing Shares to be Sold (or an affidavit of loss and indemnity agreement in form reasonably satisfactory to the Company in the case of a lost certificate), if any, or transfer documentation required to be provided pursuant to Section 4 hereof, as applicable, such purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000) (the “Escrow Agent”) and the Company will cancel on its books the certificate or certificates representing such Shares, if any, and thereupon all of such holder’s rights in and to such Shares will terminate. Thereafter, upon delivery to such purchaser by such holder of the certificate or certificates (or an affidavit of loss and indemnity agreement in form reasonably satisfactory to the Company in the case of a lost certificate) evidencing such Shares or other required transfer documentation for such Shares (in each case, duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any transfer tax stamps affixed), such purchaser will instruct the Escrow Agent to deliver the purchase price (without any interest) to such holder. Each Stockholder hereby constitutes and appoints each Lead Investor, or any of them, with full power of substitution, as such Stockholder’s true and lawful representative and attorney-in-fact, in such Stockholder’s name, place and stead, to execute and deliver any escrow agreement in reasonable and customary form entered into with respect to such Stockholder in accordance with this Section 9.2, and such Lead Investor will provide a copy of such agreement to such Stockholder within five (5) business days of execution; provided, however, that failure to deliver such documents within such time period will not impair or affect the validity of such agreements. The foregoing power of attorney is coupled with an interest and will, to the maximum extent permitted by applicable law, continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Stockholder.

10. LEGENDS.

10.1. Restrictive Legend. Each certificate representing Shares will have the following legend endorsed conspicuously thereupon:

THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.

Each certificate representing Lead Investor Shares will also have the following legend endorsed conspicuously thereupon:

The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following Lead Investor:             .

Each certificate representing Other Investor Shares will also have the following legend endorsed conspicuously thereupon:

The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following Other Investor:             .

Each certificate representing Management Shares will also have the following legend endorsed conspicuously thereupon:

The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following Manager:             .

Any Person who acquires Shares that are not subject to all or part of the terms of this Agreement has the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

10.2. 1933 Act Legends. Each certificate representing Shares will have the following legend endorsed conspicuously thereupon:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

10.3. Stop Transfer Instruction. The Company will instruct any transfer agent not to register the Transfer of any Shares until the conditions specified in the foregoing legends are satisfied.

10.4. Termination of 1933 Act Legend. The requirement imposed by Section 10.2 hereof will cease and terminate as to any particular Shares (a) when, in the reasonable opinion of Ropes & Gray LLP, or other counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement ceases and terminates as to any Shares or (y) such Shares are transferable under paragraph (b)(1) of Rule 144, the holder of such Shares will be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 10.2 of this Agreement.

11. AMENDMENT, TERMINATION, ETC.

11.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor will any oral waiver of any of its terms be effective.

11.2. Written Modifications. Subject to Section 7.2, this Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Majority Lead Investors; provided, however, that (a) the consent of the Majority Other Investors will be required for any amendment, modification, extension, termination or waiver which has a materially adverse and disproportionate effect on the rights of the holders of Other Investor Shares relative to the Lead Investors under this Agreement, (b) the consent of the Majority Other Investors will be required for any amendment, modification, extension, termination or waiver which has an adverse effect on the specific rights of the holders of Other Investor Shares under this Agreement or provides any Lead Investor (or any Affiliate of any Lead Investor) with any additional or different rights specific to such Lead Investor or Affiliate thereof which are not otherwise granted to the Other Investors (whether as a result of the identification of such Lead Investor or Affiliate or the creation of any test, standard or other qualifying fact or circumstance that applies uniquely to such Lead Investor or Affiliate), (c) the consent of the Majority Managers will be required for any amendment, modification, extension, termination or waiver which has a materially adverse and disproportionate effect on the rights of the holders of Management Shares relative to other Stockholders under this Agreement, and (d) the consent of the Majority Other Investors will be required for any amendment, modification, waiver, extension or termination of Section 3 that is adverse in any respect to the Other Investors. Each such amendment, modification, extension, termination and waiver will be binding upon each party hereto and each holder of Shares subject hereto. In addition, each party hereto and each holder of Shares subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder. Notwithstanding the foregoing, the amendment, modification, extension, termination or waiver of Section 6.1 or Section 8.5 of this Agreement shall not be permitted without the consent of each of BCV (on behalf of the Bain Group), the Remedy Founders (on behalf of the Remedy Founders Group), and LHP Holding (on behalf of the LHP Holding Group). Subject to the foregoing sentence (and all additional approvals required thereunder, where applicable), but notwithstanding anything else to the contrary in this Section 11.2, after the Effective Date, this Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Majority Lead Investors and a Majority of the Minority Holders.

11.3. Effect of Termination. No expiration or termination of this Agreement or any part hereof will relieve any Person of liability for a breach at or prior to such expiration or termination.

12. DEFINITIONS. For purposes of this Agreement:

12.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 12:

(a) The words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and references to a particular Section of this Agreement include all subsections thereof;

(b) The word “including” means including, without limitation;

(c) Definitions are equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;

(d) References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulations or rules, in each case as from time to time in effect;

(e) References to “Dollars” and “$” mean United States Dollars;

(f) Terms defined in the singular will have comparable meanings when used in the plural and vice versa; and

(g) The masculine, feminine and neuter genders shall each be deemed to include the other.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.2. Definitions. The following terms shall have the following meanings:

“Act” has the meaning set forth in Section 10.2.

“Adverse Claim” has the meaning set forth in Section 8-102 of the applicable Uniform Commercial Code.

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any natural person, any Member of the Immediate Family of such natural person.

“Affiliated Fund” means each corporation, trust, limited liability company, general or limited partnership or other entity under common control with any Lead Investor.

“Agreement” has the meaning set forth in the Preamble.

“Approved Cure TopCo Sale” means any transaction that constitutes an “Approved Company Sale” under the Cure TopCo LLCA.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of any individual grant of Options under the Stock Option Plan.

“Bain Group” means BCV and each of its Affiliates who holds Common Stock (or any class or series thereof) as of the Effective Date, together with its and their respective Permitted Transferees who become party hereto after the Effective Date.

“BCV” means Bain Capital Venture Fund 2014, L.P.

“Board” has the meaning set forth in Section 2.1.

“business day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Bylaws” means the bylaws of the Company as adopted by the Board.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed on November 26, 2019 with the Secretary of State of the State of Delaware, as amended, modified, supplemented or restated from time to time.

“Change of Control” means the first to occur of any (i) any Transfer to any third party of the Company’s equity interests by the holders thereof as a result of which any Person or group other than the Lead Investors or their Affiliates obtains possession, directly or indirectly, of a majority of the Equivalent Shares outstanding immediately prior to the subject Transfer, (ii) any sale or Transfer by the Company or its subsidiaries of all or substantially all (as defined under the Delaware General Corporation Law) of their assets on a consolidated basis to a Person or group other than the Lead Investors or their Affiliates, or (iii) any consolidation, merger or reorganization of the Company with or into any other entity or entities as a result of which any Person or group other than the Lead Investors or their Affiliates obtains possession, directly or indirectly, of a majority of the Equivalent Shares outstanding immediately prior to the subject Transfer.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company having the rights, preferences, and other terms set forth in the Certificate of Incorporation (and any shares of capital stock of the Company issued or issuable with respect to such Class A Common Stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof).

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company having the rights, preferences, and other terms set forth in the Certificate of Incorporation (and any shares of capital stock of the Company issued or issuable with respect to such Class B Common Stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof).

“Class C Common Stock” means the Class C Common Stock, par value $0.001 per share, of the Company having the rights, preferences, and other terms set forth in the Certificate of Incorporation (and any shares of capital stock of the Company issued or issuable with respect to such Class C Common Stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof).

“Class D Common Stock” means the Class D Common Stock, par value $0.001 per share, of the Company having the rights, preferences, and other terms set forth in the Certificate of Incorporation (and any shares of capital stock of the Company issued or issuable with respect to such Class D Common Stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof).

“Code” means the United States Internal Revenue Code of 1986.

“Combination Agreement” has the meaning set forth in the Recitals.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and/or the Class D Common Stock, as applicable.

“Company” has the meaning set forth in the Preamble.

“Company Registration Rights Agreement” means the Registration Rights Agreement of the Company, dated as of the January 15, 2019, among the Company and the Lead Investors and the other parties thereto.

“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Cost” means, for any security, the price paid to the issuer for such security; provided, that (a) the “Cost” for any Other Investor Shares (or other securities that were received in exchange for or in respect of other securities) shall be $3.01 and (b) the “Cost” for any Shares issued upon exercise of an Option shall be the exercise price for such Shares.

“Counterpart Signature Page” has the meaning set forth in the Recitals.

“Covered Action” has the meaning set forth in Section 14.1.

“Covered Indemnitee” has the meaning set forth in Section 9.1.

“Cure TopCo” has the meaning set forth in the Recitals.

“Cure TopCo LLCA” means the certain Second Amended and Restated Limited Liability Company Agreement of Cure TopCo, dated as of the Effective Date, as amended, modified or supplemented from time to time.

“Cure TopCo Registration Rights Agreement” means the Registration Rights Agreement of the Cure TopCo, to be dated on or about the date hereof, among the Cure TopCo and the other parties thereto.

“Director” means a member of the Board.

“Disproportionate Adverse Tax Consequence” has the meaning set forth in Section 6.1.

“Drag Along Notice” has the meaning set forth in Section 4.2.1.

“Drag Along Participating Seller” has the meaning set forth in Section 4.2.1.

“Drag Along Sale Percentage” has the meaning set forth in Section 4.2.

“Drag Along Sellers” has the meaning set forth in Section 4.2.1.

“Drag Along Transaction” has the meaning set forth in Section 4.2.

“Equivalent Shares” means, at any date of determination, (a) as to any outstanding shares of Senior Convertible Preferred Stock, the maximum number of shares of Common Stock into which such shares of Senior Convertible Preferred Stock may at the date of determination be converted in accordance with the Certificate of Incorporation, (b) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (c) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the date of determination be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined) but excluding any shares of restricted stock that are not then vested or will not become vested on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined.

“Escrow Agent” has the meaning set forth in Section 9.2.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Fund Indemnitor” has the meaning set forth in Section 8.1.

“Initial Public Offering” means the initial public offering and sale of Common Stock of the Company for cash pursuant to an effective registration statement under the Securities Act on Form S-1 (or any successor form under the Securities Act).

“JIA” means that certain letter agreement, entitled “Joint Investment Agreement” and dated as of the Effective Date, by and among the Company, the Lead Investor, Remedy Founders, LHP Holding, BCV and certain other parties.

“Issuance” has the meaning set forth in Section 5.

“Lead Investor Director” has the meaning set forth in Section 2.2.

“Lead Investors” has the meaning set forth in the Preamble.

“Lead Investor Shares” means (a) all shares of Senior Convertible Preferred Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Lead Investor, whenever issued, (b) all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Lead Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (c) all Options, Warrants and Convertible Securities originally granted or issued to a Lead Investor (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“LHP Holding” means LHP Holding LLC, a Delaware limited liability company.

“LHP Holding Group” means LHP Holding, together with its Permitted Transferees who become party hereto after the Effective Date.

“Major Investor” means each Lead Investor and each Major Other Investor.

“Major Other Investor” means (a) each of the Remedy Founders Group, the LHP Holding Group, the Bain Group and the Spring Lake Group for so long as such Person holds the lesser of (i) at least thirty three and one-third percent (33 1/3%) of the Equivalent Shares held by them as of the Effective Date and (ii) two percent (2%) of the issued and outstanding shares of Common Stock of the Company calculated on a fully-diluted basis and treating for such purpose all shares of issued and outstanding Senior Convertible Preferred Stock on an as-converted to Common Stock basis as of the applicable date of determination, and (b) each Other Investor Group, for so long as such Person holds the lesser of (x) at least thirty three and one-third percent (33 1/3%) of the Equivalent Shares held by such Other Investor as of the Effective Date or, if such Other Investor Group does not own any Equivalent Shares as of the Effective Date, such subsequent date on which such Other Investor Group first directly holds Equivalent Shares, and (y) two percent (2%) of the issued and outstanding shares of Common Stock of the Company calculated on a fully-diluted basis and treating for such purpose all shares of issued and outstanding Senior Convertible Preferred Stock on an as-converted to Common Stock basis as of the applicable date of determination.

“Majority Lead Investors” means, as of any date, the holders of a majority of the Lead Investor Shares outstanding on such date.

“Majority Managers” means, as of any date, the holders of a majority of the Management Shares outstanding on such date.

“Majority of the Minority Holders” means, (A) at any time that the Minority Key Holders and their Affiliates own a majority of the Shares then owned by all MRH Persons: (x) for so long as Remedy Founders, LHP Holding and BCV are each Minority Key Holders, at least two (2) of such Persons and (y) following the time when any of Remedy Founders, LHP Holding or BCV ceases to be a Minority Key Holder, the Minority Key Holders holding a majority of the Shares held by all Minority Key Holders as of time applicable time, and (B) at any other time, the MRH Persons holding a majority of the Shares then owned by all MRH Persons.

“Majority Other Investors” means (a) prior to the date upon which any of the Remedy Founders Group, the LHP Holding Group or the Bain Group cease to beneficially own in the aggregate at least thirty three and one-third percent (33 1/3%) of the Equivalent Shares owned by them on the Effective Date, (i) Remedy Founders (on behalf of the Remedy Founder Group) and (ii) either (x) LHP Holding (on behalf of the LHP Holding Group) or (y) BCV (on behalf of the Bain Group); and (b) following the date on which any of the Remedy Founders Group, the LHP Holding Group or the Bain Group cease to beneficially own in the aggregate at least thirty three and one-third percent (33 1/3%) of the Equivalent Shares owned by them on the Effective Date, the holders of at least sixty percent (60%) of the shares of Common Stock outstanding as of the applicable date of determination (excluding for this purpose any shares of Common Stock that have been issued (or are issuable) upon the conversion of Senior Convertible Preferred Stock and further excluding any Common Stock acquired by the Lead Investors from any Other Investor).

“Management Shares” means (a) all shares of Senior Convertible Preferred Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Manager, whenever issued, (b) all shares of Common Stock (excluding any Other Investor Shares) originally issued to, or issued with respect to shares originally issued to, or held by, a Manager, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities, (c) all vested Options, Warrants and Convertible Securities originally granted or issued to a Manager (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except that such Options and Convertible Securities shall not constitute Shares (i) for purposes of Section 5 and (ii) as otherwise specifically set forth herein) and (d) all unvested Options originally granted or issued to a Manager (treating such unvested Options as a number of Shares equal to the number of Equivalent Shares represented by such unvested Options for all purposes of this Agreement except that such unvested Options shall not constitute Shares (I) for purposes of Sections 4.1 and 5, and (II) as otherwise specifically set forth herein).

“Managers” has the meaning set forth in the Preamble.

“Members of the Immediate Family” means, with respect to any individual, each parent, sibling, spouse or child or other descendants or ancestors of such individual (including by adoption), each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his or her capacity as such custodian or guardian.

“Minority Holders” means, at any given time, all stockholders of New Remedy Corp as of such time other than (a) stockholders that are not a Lead Investor or an Affiliate of a Lead Investor and (b) any Person that was not a stockholder of New Remedy Corp on the Effective Date that at the given time holds shares of capital stock of New Remedy Corp that were previously held by any NM Person.

“Minority Key Holders” means each of Remedy Founders, LHP and BCV (or its designee), in each case as long as it or any of its Affiliates holds any Shares.

“MRH Persons” means, at any given time, (a) all Minority Holders and (b) all Affiliates of any then current or former Minority Holder who have acquired equity securities of Cure TopCo after the Effective Date directly or indirectly; and “MRH Person” means any of the foregoing.

“NMC Release Date” means the date upon which the Lead Investors cease to beneficially own in the aggregate at least thirty three and one-third percent (33 1/3%) of the Equivalent Shares owned by the Lead Investors on the Effective Date.

“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.

“Other Investor Director” has the meaning set forth in Section 2.2.

“Other Investor Drag Along Transaction” has the meaning set forth in Section 4.3.

“Other Investor Drag Along Notice” has the meaning set forth in Section 4.3.1.

“Other Investor Drag Along Participating Seller” has the meaning set forth in Section 4.3.1.

“Other Investor Drag Along Sellers” has the meaning set forth in Section 4.3.1.

“Other Investor Group” means, with respect to each Other Investor, such Other Investor and each of its Affiliates who holds Common Stock (or any class or series thereof) as of the Effective Date or, if such Other Investor Group does not own any Equivalent Shares as of the Effective Date, such subsequent date on which the subject Other Investor first directly holds Equivalent Shares, together with its and their respective Permitted Transferees who become party hereto after the Effective Date.

“Other Investor Release Date” means the date upon which the Remedy Founders Group, the LHP Holding Group and the Bain Group cease to beneficially own in the aggregate at least thirty three and one-third percent (33 1/3%) of the Equivalent Shares owned by them (in the aggregate) on the Effective Date.

“Other Investor Shares” means (a) all shares of Senior Convertible Preferred Stock originally issued to, or issued with respect to shares originally issued to, or held by, an Other Investor, whenever issued, (b) all shares of Common Stock (excluding any Management Shares) originally issued to, or issued with respect to shares originally issued to, or held by, an Other Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options or Convertible Securities and (c) all Options and Convertible Securities originally granted or issued to an Other Investor (treating such Options and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“Other Investors” has the meaning set forth in the Preamble.

“Participating Buyer” has the meaning set forth in Section 5.1.2.1.

“Participating Seller” means a Tag Along Participating Seller, a Drag Along Participating Seller or an Other Investor Drag Along Participating Seller, as applicable.

“Participation Notice” has the meaning set forth in Section 5.1.1.

“Participation Offerees” has the meaning set forth in Section 5.1.1.

“Participation Portion” has the meaning set forth in Section 5.1.1.

“Permitted Transferee” has the meaning set forth in Section 3.1.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Portfolio Company” means any operating entity in which a Stockholder or any of its Affiliates has any direct or indirect convertible debt or equity investment and any such operating entity’s direct or indirect subsidiaries.

“Predecessor Stockholders’ Agreement” has the meaning set forth in the Recitals.

“Price Per Equivalent Share” means the Board’s good faith determination of the price per Equivalent Share of any Convertible Securities, Warrants or Options which are the subject of an Issuance pursuant to Section 5 hereof.

“Prospective Buyer” means (a) any Person (other than an Affiliate of a Prospective Selling Investor or Prospective Selling Stockholder, as applicable) proposing to purchase shares from such Prospective Selling Investor or Prospective Selling Stockholder, as applicable, and (b) any Lead Investor proposing to purchase shares from one or more Prospective Selling Minority Holders in an Other Investor Drag Along Transaction.

“Prospective Selling Investor” has the meaning set forth in Section 4.1 and 4.2.

“Prospective Selling Minority Holder” has the meaning set forth in Section 4.3.

“Prospective Selling Stockholder” has the meaning set forth in Section 4.2 and 4.3.

“Prospective Subscriber” has the meaning set forth in Section 5.1.1.

“Recap Drag” has the meaning set forth in Section 6.1.

“Regulation D” means Regulation D under the Securities Act (or any successor provision).

“Release Date” means the date upon which both the NMC Release Date and the Other Investor Release Date have occurred.

“Remedy Founders” means Remedy Founders LLC, a Delaware limited liability company.

“Remedy Founders Group” means Remedy Founders, together with its Permitted Transferees who become party hereto after the Effective Date.

“Remedy Opco” has the meaning set forth in the Recitals.

“Reorganization” has the meaning set forth in Section 6.1.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“Sale” means a Transfer for value; and “Sell” and “Sold” shall each have a correlative meaning.

“Securities Act” means the Securities Act of 1933, as in effect from time to time.

“Senior Convertible Preferred Stock” means the Senior Convertible Preferred Stock, par value $0.001 per share, of the Company having the rights, preferences and other terms set forth in the Certificate of Incorporation.

“Shares” means all Lead Investor Shares, Other Investor Shares, and Management Shares.

“Spousal Consent” has the meaning set forth in Section 15.8.

“Spring Lake Group” means Spring Lake Equity Partners, LLC and each of its Affiliates who holds Common Stock as of the Effective Date, together with its and their respective Permitted Transferees who become party hereto after the Effective Date.

“Stock Option Plan” means the Remedy Partners, Inc. 2012 Equity Incentive Plan of the Company, as amended, restated or modified from time to time.

“Stockholders” has the meaning set forth in the Preamble.

“Subject Securities” has the meaning set forth in Section 5.

“Tag Along Holder” has the meaning set forth in Section 4.1.1.

“Tag Along Notice” has the meaning set forth in Section 4.1.1.

“Tag Along Participating Seller” has the meaning set forth in Section 4.1.2.

“Tag Along Sale Percentage” has the meaning set forth in Section 4.1.1.

“Tag Along Sellers” has the meaning set forth in Section 4.1.2.”Transaction” has the meaning set forth in the Recitals.

“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning; provided, in no event shall any Transfer of the equity interests in a Lead Investor be deemed a Transfer for purposes hereof so long as such Lead Investor remains an Affiliate of New Mountain Partners V, L.P.

“Units” means the limited liability company interests of Cure TopCo.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

13.	MISCELLANEOUS.

13.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party hereto that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which such party’s assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

13.2. Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally or (b) sent (i) by nationally-known, reputable overnight carrier, (ii) by registered or certified mail, postage prepaid, (iii) by facsimile; provided, that no notice may be sent by facsimile to the Company or any Lead Investor, or (iv) by attachment to electronic mail in portable document (i.e., .pdf) format, in each case, addressed as follows:

If to the Company or any Lead Investor:

c/o New Mountain Capital, L.L.C.

787 Seventh Avenue, 49th Floor

New York, NY 10019

Attention: Matthew Holt and Kyle Peterson

E-mail:

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: John E. Sorkin and Garrett T. Charon

Email:

If to an Other Investor or a Manager, to him at the address set forth in the stock record book of the Company.

Notice to the holder of record of any shares of capital stock will be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications will be deemed effective (a) on the date received, if personally delivered, (b) one (1) business day after being sent by nationally-known, reputable overnight carrier, (c) three (3) business days after deposit with the U.S. Postal Service, if sent by registered or certified mail, and (d) when receipt is acknowledged, in the case of facsimile or electronic mail; provided, that if sent by facsimile or electronic mail such notice must be followed by a hard copy sent by nationally-known, reputable overnight courier service. Each party hereto is entitled to specify a different address by giving notice as aforesaid to the Company and the Lead Investors.

13.3. Binding Effect, Etc. Except for restrictions on Transfer of Shares set forth in other agreements, plans or other documents, this Agreement, together with the Certificate of Incorporation, the JIA, the Bylaws, the Stock Option Plan, the Award Agreements, the Company Registration Rights Agreement and, to the extent applicable, the Cure TopCo LLCA, constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter (including the Predecessor Stockholders’ Agreement), and is binding upon and will inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. In the event of any inconsistency or conflict between the provisions of this Agreement and any provisions of any of the foregoing agreements with respect to the subject matter herein, the terms of this Agreement shall control. Except as otherwise expressly provided herein, no Stockholder party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing will be null and void. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.4. Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and will not be construed to define or limit any of the terms or provisions hereof.

13.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together constitute one instrument. A facsimile or electronic signature (i.e., .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will be considered due execution and will be binding upon the signatory thereof with the same force and effect as if the signature were an original.

13.6. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law and the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the fullest extent possible. The provisions hereof are severable, and in the event any provision hereof is held invalid or unenforceable in any respect, that will not invalidate, render unenforceable or otherwise affect any other provision hereof.

13.7. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement will be had against any former, current or future, direct or indirect director, officer, employee, agent or affiliate of a Stockholder, any former, current or future, direct or indirect holder of any equity interests or securities of a Stockholder (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of a Stockholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling person, representative or assignee of any of the foregoing (collectively, the “No Recourse Persons”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any No Recourse Person for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation except as otherwise expressly and specifically set forth herein.

13.8. Spousal Consent. Each Stockholder who is married on the Effective Date and the resident of a community property (or equivalent) state or jurisdiction shall cause such Stockholder’s spouse to execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (a “Spousal Consent”), dated as of the Effective Date. If any Stockholder should marry following the Effective Date, such Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within thirty (30) days thereof.

14.	GOVERNING LAW.

14.1. Governing Law. This Agreement and all Covered Actions will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. As used herein, the term “Covered Action” means any action claim, cause of action or suit (whether based in contract, tort or otherwise), inquiry, proceeding or investigation arising out of, based upon or relating to (a) this Agreement or relating to the subject matter hereof, (b) the corporate affairs, corporate governance or internal affairs of the Company and its subsidiaries, whether or not specifically addressed in this Agreement, (c) any derivative action or proceeding brought by any stockholder on behalf of the Company, (d) relating to any breach or alleged breach of fiduciary duty owed by any director or officer of the Company to the Company or its stockholders or (e) relating to any breach or alleged breach of fiduciary duty by any director or officer of any subsidiary of the Company to such subsidiary or to the Company.

14.2. Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Wilmington in the State of Delaware for the purpose of any Covered Action, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any Covered Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or any Covered Action or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any Covered Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Covered Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party consents to service of process in any Covered Action in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.2 hereof is reasonably calculated to give actual notice. Notwithstanding the foregoing in this Section 14.2, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

14.3. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 14.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

14.4. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement will impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	NEW REMEDY CORP.

	By:	/s/ Adam McAnaney
Name: Adam McAnaney
Title: General Counsel and Secretary

THE MAJORITY LEAD INVESTOR:		REMEDY ACQUISITION, L.P.

		By:	Remedy Investment GP, L.L.C.,
its general partner

			By:	/s/ Matthew Holt
Name: Matthew Holt
Title: President

THE MAJORITY OTHER INVESTORS:

REMEDY FOUNDERS LLC

By:	/s/ Steve Wiggins
Name: Steve Wiggins
Title: President

THE MAJORITY OTHER INVESTORS:

LHP HOLDING LLC
By: LIBERTY XII LLC
Its: Managing Member

By:	/s/ Mark Caputo
Name: Mark Caputo
Title: Member

THE MAJORITY OTHER INVESTORS:

BAIN CAPITAL VENTURE FUND 2014, L.P.

By: Bain Capital Venture Partners 2014, L.P., its general partner

By: Bain Capital Venture Investors, LLC, its general partner

By:	/s/ Michael A. Krupka
Name: Michael A. Krupka
Title: Managing Director

BCIP VENTURE ASSOCIATES
By: Boylston Coinvestors, LLC, as Managing Partner
By:	/s/ Michael A. Krupka
Name: Michael A. Krupka
Title: Managing Director

BCIP VENTURE ASSOCIATES-B
By: Boylston Coinvestors, LLC, as Managing Partner
By:	/s/ Michael A. Krupka
Name: Michael A. Krupka
Title: Managing Director

EXHIBIT A

Counterpart Signature Page

The undersigned hereby agrees to join, become a party to and be bound, as a “Stockholder”, and a [Lead Investor / Manager / Other Investor], by the Amended and Restated Stockholders’ Agreement of New Remedy Corp., a Delaware corporation (the “Company”), entered into as of [•], 2019, by and among: (i) the Company; (ii) Remedy Acquisition, L.P., a Delaware limited partnership, and (iii) certain other holders of the Company’s outstanding securities, as the same may be in effect from time to time.

Name of Stockholder

By:
(if applicable)

By:
Name:
Title:

Dated:                  , 20

Address for notices:

EXHIBIT B

Spousal Consent

The undersigned spouse of Stockholder hereby acknowledges that I have read the foregoing Amended and Restated Stockholders’ Agreement of New Remedy Corp., a Delaware corporation (the “Company”), entered into as of [•], 2019, by and among: (i) the Company (ii) Remedy Acquisition, L.P., and (iii) certain other holders of the Company’s outstanding securities, as the same may be in effect from time to time (the “Stockholders Agreement”) and the agreements referenced therein and that I understand their contents. I am aware that the Stockholders Agreement provides for the sale or repurchase of my spouse’s Shares under certain circumstances and/or imposes other restrictions on such securities (including restrictions on transfer). I agree that my spouse’s interest in these securities is subject to these restrictions and any interest that I may have in such securities shall be irrevocably bound by these agreements and further, that my community property interest, if any, shall be similarly bound by this Agreement and by the Stockholders Agreement.

Date: ,

Signature:

Spouse’s Name: